GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. This Endorsement is irrevocable and may only be terminated as provided in the termination provisions below.


FIXED ACCOUNT (amended - if applicable):
The Fixed Account is unavailable if the Guaranteed Minimum Income Benefit Endorsement is selected by the Contract Owner. The entire Contract Value must be allocated to the Variable Account.


THE FOLLOWING HEREBY AMENDS AND SUPPLEMENTS THE SECTION OF THE CONTRACT ENTITLED "ANNUITY PROVISIONS".


GUARANTEED MINIMUM INCOME BENEFIT ("GMIB")
The Guaranteed Minimum Income Benefit provides for a guaranteed minimum fixed income benefit. The GMIB guarantees that beginning with the 10th Contract Anniversary, the Contract Owner may elect to have the Guaranteed Minimum Income Benefit Value ("GMIB Value") applied to purchase a Fixed Annuity.

If the Contract Owner exercises the GMIB, Annuity Payments will be determined by applying the GMIB Value to the Guaranteed Monthly Payment per $1000 of Proceeds listed in the Contract. If more favorable to the Annuitant(s), Annuity Payments will be determined by applying the Adjusted Contract Value to the current annuity payment rates in use by the Company on the date the GMIB is exercised.

The Contract Owner may exercise the GMIB subject to the following conditions:

1. It must be exercised within the 30 days immediately following a Contract Anniversary.

2. If the Annuity Option chosen for the Guaranteed Minimum Income Benefit involves a period certain, the duration of the period certain must be at least 10 years.

3.    It cannot be exercised prior to the 10th Contract Anniversary.

4.    It can only be used to purchase a Fixed Annuity.


ANNUITY PAYMENTS
If the GMIB is elected, Annuity Payments will be equal to the greater of (a) or
(b) where

(a) equals the Adjusted Contract Value, divided first by $1000, and then multiplied by the current annuity payment rates per $1000 in use by the Company at the time the GMIB is elected; and

(b) equals the GMIB Value, divided first by $1000, and then multiplied by the Guaranteed Monthly Payment rates per $1000 found in the Contract. These rates will differ from the current annuity payment rates described in (a) above.


The following definitions have been added to the DEFINITIONS Section of the
Contract:

GUARANTEED MINIMUM INCOME BENEFIT VALUE ("GMIB VALUE"): The GMIB Value is used only in determining the amount of the guaranteed minimum Annuity Payments as described directly above. It is not available for withdrawals or surrenders or for payment of a death benefit. The GMIB value is not used in the calculation of the Contract Value or Death Benefit. The GMIB Value is equal to the greater of the 5% Annual Increase Amount or the Maximum Anniversary Value.

5% ANNUAL INCREASE AMOUNT: On the Issue Date, the 5% Annual Increase Amount is set equal to the initial Purchase Payment.

On every Valuation Date other than a Contract Anniversary, the 5% Annual Increase Amount is equal to the value on the Valuation Date immediately preceding it adjusted as follows:

1) Reduced by the percentage of any Contract Value withdrawn (or surrendered), including any withdrawal charge (or
         Contingent Deferred Sale Charge) for each withdrawal (or surrender) made.

2)       Increased by any additional Purchase Payments.

On every Contract Anniversary, the 5% Annual Increase Amount is equal to the value on the Valuation Date immediately preceding it adjusted as follows:

1) Increased by a multiple of 1.05 if the Contract Owner's attained age is less than 81.

2) Reduced by the percentage of any Contract Value withdrawn (or surrendered), including any withdrawal charge (or
         Contingent Deferred Sales Charge) for each withdrawal (or surrender) made.

3)       Increased by any additional Purchase Payments.

The 5% Annual Increase Amount has a maximum amount of two times the cumulative Purchase Payments reduced by the percentage of any Contract Value withdrawn (or surrendered), including any withdrawal charge (or Contingent Deferred Sales Charge) for each withdrawal (or surrender) made.

MAXIMUM ANNIVERSARY VALUE: On the Issue Date, the Maximum Anniversary Value is set equal to the initial Purchase Payment.

On every Valuation Date other than a Contract Anniversary the Maximum Anniversary Value is equal to the Maximum Anniversary Value on the Valuation Date immediately preceding it adjusted as follows:

1) Reduced by the percentage of any Contract Value withdrawn (or surrendered), including any withdrawal charge (or
         Contingent Deferred Sales Charge) for each withdrawal
         (surrender) made.

2)       Increased by any additional Purchase Payments.

         On every Contract Anniversary occurring before the Contract Owner's 81st birthday, the Maximum Anniversary Value is equal to:

1) The greater of the Maximum Anniversary Value on the Valuation Date immediately preceding it and the Contract Value.

2) Reduced by the percentage of any Contract Value withdrawn (or surrendered), including any withdrawal charge
          (Contingent Deferred Sales Charge) for each withdrawal
          (surrender) made.

3)       Increased by any additional Purchase Payments.

 On every Contract Anniversary occurring on or after the Contract
 Owner's 81st birthday or after the Contract Owner's death, the Maximum Anniversary Value is equal to:

1) The Maximum Anniversary Value on the Valuation Date immediately preceding the Contract Owner's 81st birthday.

2) Reduced by the percentage of any Contract Value withdrawn (or surrendered), including any withdrawal charge (or Contingent Deferred Sales Charge) for each withdrawal (or surrender) made.

3)       Increased by any additional Purchase Payments.

If Joint Owners are named, the Age of the older Contract Owner will be used to determine the GMIB Value. If a non-individual owns the Contract, then the Contract Owner shall mean Annuitant.

TERMINATION
This Endorsement will only terminate upon the earliest of (a) the termination of the Contract; (b) the benefit under this Endorsement is exercised; or (c) the death of the Contract Owner unless the spouse continues the Contract as the new Owner.

BENEFIT CHARGE
The charge for this benefit is included in the mortality and expense risk charge shown on the Contract Schedule.

                  Preferred Life Insurance Company of New York

             /s/ Suzanne Pepin                 /s/ Charles Kavitsky

            [Suzanne J. Pepin]                 [Charles Kavitsky]
   [Senior Vice President, Secretary] [Chairman of the Board, CEO and President]
            [and Chief Legal Officer]



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